Exhibit 12

STATEMENT REGARDING COMPUTATION OF RATIOS(1)(2)

		Three Months Ended March 31,	Year Ended December 31,
		2016(3)	2015	2014	2013	2012	2011
	Earnings	(in thousands of euros, except ratios)
1	Income from continuing operations before taxes, adjustment for minority interest in consolidated subsidiaries or income or loss and dividends from equity investees	1,338,867	4,514,699	3,728,276	475,000	1,658,985	3,769,671
2	Add: Interest expenses and preferred dividend	622,776	2,502,576	2,475,993	3,582,256	5,211,821	5,781,535
3	Earnings excluding Interest on deposits	1,961,643	7,017,275	6,204,269	4,057,256	6,870,806	9,551,206
4	Add: Interest on deposits	1,839,387	5,641,035	5,318,431	5,842,547	5,729,255	5,053,090
5	Earnings including Interest on deposits	3,801,030	12,658,310	11,522,700	9,899,803	12,600,061	14,604,296
	Fixed Charges
6	Fixed Charges excluding Interest on deposits (Line 2)	622,776	2,502,576	2,475,993	3,582,256	5,211,821	5,781,535
7	Add: Interest on deposits (Line 4)	1,839,387	5,641,035	5,318,431	5,842,547	5,729,255	5,053,090
8	Fixed Charges including Interest on deposits	2,462,163	8,143,611	7,794,424	9,424,803	10,941,076	10,834,625
	Consolidated Ratios of Earnings to Fixed Charges
	Including Interests on deposits (Line 5 / Line 8)	1.54	1.55	1.48	1.05	1.15	1.35
	Excluding Interest on deposits (Line 3 / Line 6)	3.15	2.80	2.51	1.13	1.32	1.65

(1)	For the purposes of calculating ratios of earnings to fixed charges, earnings consist of income before taxes for the period from continuing operations before adjustment for minority interest in consolidated subsidiaries or income or loss from equity investees and distributed income of equity investees, plus fixed charges. Fixed charges for these purposes consist of interest expenses from financial liabilities that include debt certificates, subordinated liabilities and deposits.
(2)	In accordance with International Financial Reporting Standards adopted by the EU (“EU-IFRS”) required to be applied under the Bank of Spain’s Circular 4/2004 (“Circular 4/2004”) and in compliance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS-IASB”).
(3)	Unaudited.